Exhibit (e)(4)

July 26, 2015

Columbus McKinnon Corporation

Megatron Acquisition Corp.

140 John James Audubon Parkway

Amherst, New York 14228

Re: Support of the Offer

Ladies and Gentlemen:

The undersigned (the “Supporting Stockholder”) [serves as an executive officer of] / [serves as a director of] / [is a stockholder of] Magnetek, Inc., a Delaware corporation (the “Company”), and in connection with, and as a condition to, your willingness to enter into the Agreement and Plan of Merger, dated as of July 26, 2015 (the “Merger Agreement”), by and among Columbus McKinnon Corporation, a New York corporation (“Parent”), Megatron Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company, the Supporting Stockholder is delivering this letter agreement, with the intent to be legally bound by its terms. The Merger Agreement provides, among other things, for Merger Sub to conduct a tender offer (as it may be amended from time to time in accordance with the terms of the Merger Agreement, the “Offer”) for all of the issued and outstanding shares of common stock (“Shares”) of the Company, and the subsequent merger of Merger Sub with and into the Company (the “Merger”).

As of the date of this letter agreement, the Supporting Stockholder is the Beneficial Owner (as defined below) of the number of Shares set forth on Exhibit A (such Shares, together with any other shares that the Supporting Stockholder acquires in any manner after today, are referred to as “Covered Shares”). In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by the Supporting Stockholder of additional Covered Shares, the type and number of Covered Shares shall be adjusted appropriately, and the Supporting Stockholder’s obligations under this letter agreement shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by the Supporting Stockholder or its affiliates. For the purposes of this letter agreement, “Beneficial Owner” (and words of correlative meaning) shall mean “beneficial ownership” within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

At all times while this letter agreement remains in effect, the Supporting Stockholder agrees that the Supporting Stockholder will be the Beneficial Owner of the Covered Shares, except (i) the Supporting Stockholder may sell already-owned Covered Shares either to pay the exercise price upon the exercise of a Company stock option or to satisfy the Supporting Stockholder’s tax withholding obligation upon the exercise of a Company stock option or the vesting of Company restricted shares, (ii) the Supporting Stockholder may transfer Covered Shares to affiliates, immediate family members, a trust established for the benefit of the Supporting Stockholder and/or for the benefit of one or more members of the Supporting Stockholder’s immediate family or charitable organizations or upon the death of the Supporting Stockholder, provided that, as a condition to each such transfer, the recipient agrees to be bound by this letter agreement, and (iii) the Supporting Stockholder may transfer Covered Shares with Parent’s prior written consent given at Parent’s sole discretion.

The Supporting Stockholder represents, warrants and agrees that (i) the Covered Shares are, and at all times while this letter agreement remains in effect will be, free and clear of all adverse claims, liens, pledges, options, proxies, voting trusts or agreements, rights or arrangements or any other encumbrances on title, transfer or exercise of any of the Supporting Stockholder’s rights as a holder of such Covered Shares, in each case, except as set forth on Schedule I (collectively, “Encumbrances”) and except as required by this letter agreement, (ii) the Supporting Stockholder has, and at all times while this letter agreement remains in effect will have, the sole right to vote, sole power of disposition and sole power to agree to all of the matters set forth in this letter agreement, in each case, except arising from the transfer restrictions under securities laws of any jurisdiction or as set forth in this letter agreement, (iii) the Supporting Stockholder has received and reviewed a copy of the Merger Agreement and understands that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the execution, delivery and performance of this letter agreement by the Supporting Stockholder, and (iv) the undersigned, on behalf of the Supporting Stockholder, has all necessary power and authority and legal capacity to execute, deliver and perform all of the obligations under this letter agreement, and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of the Supporting Stockholder or its board of directors or similar governing body are necessary to authorize the execution, delivery or performance of this letter agreement or the consummation of the transactions contemplated hereby.

The Supporting Stockholder agrees to tender (and deliver any certificates evidencing) his/her/its Covered Shares, or cause his/her/its Covered Shares to be tendered (or delivered), into the Offer promptly, and in any event no later than ten business days following the commencement of the Offer, free and clear of all Encumbrances. The Supporting Stockholder will not withdraw the Covered Shares, or cause the Covered Shares to be withdrawn, from the Offer at any time while this letter agreement remains in effect. The Supporting Stockholder agrees, upon request of Parent or Merger Sub, to execute and deliver any additional documents and to take, or cause to be taken, such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to effect such tender into the Offer in accordance with the provisions of this letter agreement.

This letter agreement and all rights and obligations of the parties hereunder shall terminate on the earliest of the following: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the effective time of the Merger; and (iii) the entry, without the prior written consent of the Supporting Stockholder, into any amendment or modification to the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that results in (A) a decrease in the Offer Price or Merger Consideration (each as defined in the Merger Agreement on the date hereof) or (B) a change in the form of consideration to be paid in the Offer or in the form of Merger Consideration; provided, however, that (x) nothing herein shall relieve the Supporting Stockholder from liability for any willful and material breach hereof prior to such termination and (y) the last three paragraphs of this letter agreement shall survive any such termination.

The Supporting Stockholder consents to and authorizes the publication and disclosure by Parent of the Supporting Stockholder’s identity and holding of the Covered Shares and the nature of the Supporting Stockholder’s commitments, arrangements and understandings under this letter agreement in any press release or any other disclosure document in connection with the Offer or any other transactions contemplated by the Merger Agreement. The Supporting Stockholder will as promptly as reasonably practicable notify Parent of any required corrections to any written information supplied by the Supporting Stockholder specifically for use in any disclosure document.

Parent and Merger Sub agree that nothing in this letter agreement shall be construed as preventing, limiting or otherwise affecting in any respect the Supporting Stockholder’s ability, as an officer or director or other fiduciary of the Company or any other entity, if applicable, from fulfilling the duties and obligations of such office.

Any notices or other communications required or permitted under, or otherwise given in connection with, this letter agreement shall be in writing to the address or facsimile number set forth on the signature page of this letter agreement.

This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This letter agreement may not be assigned by any party, by operation of law or otherwise, without the written consent of the other parties, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect subsidiary of Parent without the Supporting Stockholder’s consent. Subject to the preceding sentence, this letter agreement shall be binding upon the Supporting Stockholder and his/her/its successors and permitted assigns.

No amendment, modification or waiver in respect of this letter agreement shall be effective against any party unless it shall be in writing and signed by Parent, Merger Sub and the Supporting Stockholder. The failure of Parent or Merger Sub to exercise any right, power or remedy provided under this letter agreement or otherwise available in respect hereof at law or in equity, or to insist upon the Supporting Stockholder’s compliance with his/her/its obligations hereunder, shall not constitute a waiver of the right to exercise any such right, power or remedy or to demand such compliance.

Nothing contained in this letter agreement shall be deemed, upon execution, to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares will remain vested in and belong to the Supporting Stockholder, and neither Parent nor Merger Sub will have any power or authority to direct the voting of any of the Covered Shares.

This letter agreement, and all matters arising hereunder or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereby irrevocably and unconditionally submit to, and the Supporting Stockholder submits and the Covered Shares to, the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto. The parties hereby irrevocably and unconditionally agree not to commence any such action or proceeding except in such courts; agree that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by law, in such Federal court; waive, to the fullest extent the parties may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware or such Federal court; and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or such Federal court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Supporting Stockholder acknowledges and agrees that any controversy that may arise under this letter agreement is likely to involve complicated and difficult issues and therefore hereby irrevocably and unconditionally waives any right he/she/it may have to a trial by jury in respect of any litigation relating to this letter agreement. The Supporting Stockholder certifies and acknowledges that none of his/her/its representatives, agents or attorneys has represented that he/she/it would, in the event of litigation, seek to avoid the enforcement of such waiver. The Supporting Stockholder understands and has considered the implications of such waiver and makes such waiver voluntarily with the understanding that Parent and Merger Sub have been induced to enter into this letter agreement by, among other things, the waiver and certification in this paragraph.

The Supporting Stockholder agrees that if any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine; and that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to specific performance of the terms hereof, without necessity of posting bond or other security (any requirements therefor being expressly waived). All rights, powers and remedies provided under this letter agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by Parent or Merger Sub hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or Merger Sub.

[Signature pages follow.]

Very truly yours,

Name:

Title:

Address:
[●]
Facsimile: [●]

[Signature Page to Letter Agreement]

Acknowledged and agreed to as of the date first written above: COLUMBUS MCKINNON CORPORATION

By:
Name:
Title:

Address:

140 John James Audubon Parkway

Amherst, New York 14228

Attn: Alan S. Korman

Facsimile: (716) 689-5598

Copies to (which shall not constitute notice):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Facsimile: (312) 993-9767

Attention: Mark D. Gerstein

                  Bradley C. Faris

MEGATRON ACQUISITION CORP.

By:
Name:
Title:
Address: 140 John James Audubon Parkway Amherst, New York 14228 Attn: Alan S. Korman Facsimile: (716) 689-5598

[Signature Page to Letter Agreement]

Schedule I

Encumbrances

Exhibit A

Number of Covered Shares: